Whatifi Funds

                                              CONSENT TO USE OF NAME

     WHEREAS, Whatifi Financial, Inc. ("WFI") has created a mutual fund known as the Whatifi Funds (the "Trust");

     WHEREAS, the Trust is of the type known as a series fund and consists of separate series of shares (each a "Fund" and together, the "Funds"); and

     WHEREAS, it is advantageous for WFI to have the Trust and the Funds created use the name "Whatifi";

     NOW, THEREFORE, in consideration of the benefits to be derived by WFI and the promises made herein, the parties hereby agree as follows:

          1. WFI consents to the use by the Trust and its Funds of the identifying name "Whatifi" which is a property right of WFI.

         2. The Trust and its Funds agree to use the name "Whatifi" only as a component of their names and for no other purposes, and will not purport to grant to any third party the right to use the name "Whatifi" for any purpose.

         3. WFI or any corporate affiliate of WFI may use or grant to others the right to use the name "Whatifi" as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company. At the request of WFI, the Trust and its Funds will take such action as may be required to provide their consent to the use of the name "Whatifi" by WFI, or any corporate affiliate of WFI, or by any person to whom WFI or any affiliate of WFI shall have granted the right to use of the name "Whatifi".

         4. Upon the termination of any investment advisory or management agreement or underwriting agreement into which WFI or any affiliate of WFI and the Trust and its Funds may enter, the Trust and its Funds shall, upon the request of WFI, cease to use the name "Whatifi" as a component of their names, and shall not use such names as a part of their names or for any other commercial purpose, and shall cause the officers and trustees of the Trust and the Funds to take any and all actions which WFI may request to effect the foregoing and to reconvey to WFI or such corporate affiliate any and all rights to such name.

         5. A Certificate of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is made and executed on behalf of the Trust, and not by the trustees or officers of the Trust individually, and the obligations of or arising out of this Agreement are not binding upon the trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and the property of the Trust and its Funds.



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         IN WITNESS WHEREOF,  the undersigned have executed this Agreement as of this 24th day of May, 2000.

                                      WHATIFI FINANCIAL, INC.


                                      By: /s/ Harris A. Fricker
                                            --------------------------------
                                               Harris A. Fricker


                                      WHATIFI FUNDS


                                      By: /s/ Harris A. Fricker
                                            --------------------------------
                                               Harris A. Fricker









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